Exhibit 10.18

  DIRECTORS’ COMPENSATION

Compensation of directors is annually reviewed by the Corporate Governance Committee and approved by the Board.  No compensation is paid to employee directors for their service as directors.

In 2009, the Corporate Governance Committee had engaged Towers Watson, the same compensation consultant used by the Compensation Committee, to conduct an annual review of the total compensation for outside directors.  Specifically, retainer fees, meeting fees, stock-based long-term incentives and insurance were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of:

•                  the 120 general industry companies that form the Towers Watson US CDB General Industry Database with Global Corporate Revenue between $1 billion and $3 billion and are identified in Appendix A; and

•                  the following 24 energy companies which comprise the company’s peer group for the 2010 Executive Performance Incentive Program:

Cabot Oil & Gas Corporation	Penn Virginia Corporation
Chesapeake Energy Corporation	Petroleum Development Corporation
CNX Gas Corporation	Questar Corporation
El Paso Corporation	Range Resources Corporation
Enbridge Inc.	REX Energy Corporation
Energen Corporation	Sempra Energy
EOG Resources, Inc.	Southern Union Company
EXCO Resources, Inc.	Southwestern Energy Company
Markwest Energy Partners, L.P.	Spectra Energy Corporation
MDU Resources Group, Inc.	TransCanada Corporation
National Fuel Gas Company	The Williams Companies, Inc.
ONEOK, Inc.	XTO Energy, Inc.

Set forth below is a description of the compensation of the company’s non-employee directors.

Cash Compensation

•                                          An annual cash retainer of $50,500 is paid on a quarterly basis.  The annual cash retainer was increased in October 2009 from $40,000.

•                                          The cash meeting fee is $1,500 for each Board and committee meeting attended in person.  If a director participates in a meeting by telephone, the meeting fee is $750.  These fees are paid on a quarterly basis.  Prior to October 2009, Committee Chairs were not entitled to Committee meeting fees.

•                                          For the Audit Committee Chair, an annual committee chair retainer of $15,000.  For Compensation and Corporate Governance Committee Chairs, an annual committee chair retainer of $7,500.  These chair retainer fees were increased in October 2009 from $6,000.  For the Executive Committee Chair, an annual committee chair retainer of $6,000.  These fees are paid on a quarterly basis.

Equity-Based Compensation

•                                          In 2003, the company began granting to each director stock units that vested upon award and that are payable on a deferred basis under the directors’ deferred compensation plans.  Historically, these awards were granted in April of each year.  In 2009, the awards were not granted until November, when 2,640 deferred stock units were awarded to each non-employee director who was a member of the board at that time.  The deferred stock units were historically awarded by the Board annually upon the recommendation of the Corporate Governance Committee.  In the future, such awards are expected to be made on a quarterly basis.  Each deferred stock unit is equal in value to one share of company common stock but does not have voting rights.  Dividends are credited quarterly in the form of additional stock units.  The value of the stock units will be paid in cash on the earlier of the director’s death or termination of service as a director.

•                                          The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to at least three times the annual cash retainer.  Under the guidelines, directors have up to two years to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet this requirement.  Each of the company’s non-employee directors satisfies the stock ownership guidelines.

Deferred Compensation

•                                          The company has a deferred compensation plan for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainer and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in company stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal installments.  Distributions commence following termination of service as a director.  The directors’ deferred compensation accounts are unsecured obligations of the company.  Dr. Behrman, Mr. Cary, Mr. Miles and Mr. Whalen deferred fees under the plan in 2009.  The pre-existing Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

Other

•                                          To further the company’s support for charitable giving, all directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as company employees.  Under this program, the EQT Foundation will match gifts of at least $100 made by the director to eligible charities, up to an aggregate total of $15,000 in any calendar year.

•                                          Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by EQT Corporation.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the company.

•                                          The company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities.  The company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the company.